Exhibit 32.0

CERTIFICATIONS
Pursuant to 18 U.S.C. §1350

The undersigned certify pursuant to 18 U.S.C. §1350, that:

(1)
The accompanying Quarterly Report on Form 10-Q of the Company for the quarter ended February 27, 2010, fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934; and

(2)	The information contained in the accompanying Report fairly presents, in all material respects, the financial condition, and results of operations of the Company.

/s/ Fred R. Adams, Jr.
Fred R. Adams, Jr.
Chairman of the Board and Chief Executive Officer

/s/ Timothy A. Dawson
Timothy A. Dawson
Vice President, Chief Financial Officer, Treasurer and Secretary

Date: March 31, 2010